EX-10.15

July 18, 1995

HAND-DELIVERY

Mr. Dennis C. Berglund
5331 West 60th Street
Kansas City, MO 64151

           Re: Employment Agreement dated June 28, 1993, as amended on
                June 23, 1994 (the "Employment Agreement")

Dear Denny:

           The purpose of this letter is to confirm and accept your resignation as an officer and director of Century Acceptance Corporation ("Century") and all of its subsidiaries, your resigna-tion and the termination of your employment with Century, and to set forth our mutual agreement and understanding with respect to the payments of the amounts due to you by Century pursuant to the provisions of the Employment Agreement.

           The term of your employment with Century was terminated and your resignation as an officer and director of Century and its subsidiaries was effective July 1, 1995 at which time you became an employer of Fidelity Acceptance Corporation, the purchaser of the assets of Century and its subsidiaries.

           In accordance with Section 6.01(a) of the Employment Agree-ment, you are entitled to and upon the execution and return of a copy of this letter and the resignation attached, Century will pay you twelve (12) months severance pay in the gross amount of One Hundred Eighty Thousand Dollars ($180,000) (less applicable federal, state, local, and FICA taxes) (the "Severance Payment").
The Severance Payment is in full satisfaction of Century's obligations to you for the payment of severance pay under Section 6.01(a) of the Employment Agreement.

           Additionally, you have requested that the 1995 bonus payable to you pursuant to Section 3.03 of the Employment Agreement (the "Bonus") be paid in installments with the first installment payable as soon as practicable and the last installment as soon as practicable after the completion of the financial reports prepared by Century's independent accountants for Century's calendar year ending December 31, 1995. The Bonus will be calculated in accordance with the provisions set forth in Section 3.03 of the Employment Agreement and calculated by Century's independent accountants on a pre-tax, pre-warrant income and pre-warrant expense basis and otherwise in accordance with generally accepted accounting principles.

           It is Century's intent to continue to maximize Century's value and to protect its assets for the benefit of the shareholders and creditors of Century and its parent, Cencor, Inc. Therefore, it is anticipated that for the balance of the 1995 calendar year most of the proceeds received from the sale of Century and its subsidiarie-s' assets will be invested in short-term instruments on a conserva-tive basis.

           The parties contemplate that the aggregate gross Bonus payable to you will be at least One Million Four Hundred Thousand Dollars
($1,400,000) (the "Contemplated Amount").  If the aggregate gross
Bonus as calculated by Century's independent accountants equals or exceeds the Contemplated Amount, the calculation by Century's independent accountants shall be final and binding on Century and you.

           However, if the aggregate, gross Bonus payable as calculated by Century's independent accountants is less than the Contemplated
Amount, you shall have the right to challenge the Calculated amount with your own accountants (the cost of which will be borne by you).
If after the challenge a bona fide dispute remains between you and
Century as to the aggregate gross Bonus payable, the dispute will be submitted to arbitration pursuant to the rules of the American
Arbitration Association (the cost of which shall be borne equally by Century and you).
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           You have requested and Century shall, subject to the execution and return by you of a copy of this letter and the attached resignation, pay the Bonus to you as follows: (i) a portion of the Bonus in the gross amount of Five Hundred Fifteen Thousand Dollars ($515,000) will be paid to you by Century upon the receipt of an executed copy of this letter and the attached resignation; (ii) a second installment on the Bonus in the gross amount of Five Hundred Thousand Dollars ($500,000) will be paid to you by Century on January 10, 1996; and (iii) the balance of the Bonus, after reducing the aggregate gross Bonus payable to you for Century's fiscal year ending December 31, 1995 as provided in Section 3.03 of the Employment Agreement by One Million Fifteen Thousand Dollars
($1,015,000), will be paid to you by Century within fifteen (15) days after the completion of the financial reports by Century's independent accountants for Century's fiscal year ending December
31, 1995 (the "Financial Reports"). At the time of the payment of the final installment of the balance of the Bonus, Century will provide you with a report setting forth the calculation of the aggregate Bonus paid and payable to you pursuant to Section 3.03 of the Employment Agreement. If the amount of the aggregate gross
Bonus payable to you for Century's fiscal year ending December 31, 1995 as provided in Section 3.03 of the Employment Agreement shall be less than One Million Fifteen Thousand Dollars ($1,015,000), you shall refund the difference to Century within fifteen (15) days after Century sends the report containing the calculation of the Bonus to you.

           Each installment payment of the Bonus paid to you in accor-dance with Section 3.03 of the Employment Agreement and as provided in this letter will be subject to withholdings for all applicable federal, state, local, and FICA taxes.

           Except for Century's obligations to pay the Severance Payment as set forth in Section 6.01 and the Bonus as set forth in Section
3.03 of the Employment Agreement as provided in this letter, by returning an executed copy of this letter you thereby release, fully, finally and irrevocably, Century, its affiliates, subsidiar-ies, agents, servants, representatives, attorneys, employees, successors and assigns from any and all claims, equities, claims for relief, expenses, written or oral contracts (including, but not limited to, the Employment Agreement), damages, injuries, losses, all causes of action, choses in action, whether in contract or in tort, suits and demands whatsoever which you may now have or hereinafter have against Century or any of them, provided, however, it being understood and agreed that this release by you shall not release Century from its obligations to pay the Severance Payment and Bonus to you pursuant to Section 6.01(a) and Section 3.03 of the Employment Agreement as set forth in this letter.

           Further, upon the return of an executed copy of this letter, together with the executed copy of your resignation, Century agrees to release, fully, finally and irrevocably, you, your successors and heirs from any and all claims, equities, claims for relief, expenses, written or oral contracts (including, but not limited to, the Employment Agreement), damages, injuries, losses, all causes of action, choses in action, whether in contract or in tort, suits and demands whatsoever which you may now have or hereafter have against you or any of them, provided however, it being understood and agreed that this release by Century shall not release you from your obligations pursuant to Section 4 or claims arising from any act specified in Section 5.03 of the Employment Agreement.

           After you have had an opportunity to review this letter and if it sets forth our agreement and understanding, please acknowledge your consent and acceptance by executing a copy of the letter and returning it to me.

           Additionally, enclosed for your execution is your written resignation as an officer and employee of Century, its subsidiaries and affiliates. Please return executed copies of the resignation when you return the executed copy of this letter to me.

           Upon receipt of the executed copy of this letter and your written resignation, I will deliver to you (i) Century's check payable to you for your Severance Payment under Section 6.01(a) of the Employment Agreement in the gross amount of One Hundred Eighty Thousand Dollars ($180,000) (less applicable withholdings) and (ii) Century's check in the gross amount of Five Hundred Fifteen
Thousand Dollars ($515,000) (less applicable withholdings) as the first installment payment of the Bonus payable to you under Section
3.03 of the Employment Agreement for Century's calendar year ending December 31, 1995.
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           THIS LETTER CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY
BE ENFORCED BY THE PARTIES.

Yours very truly,


           /s/ Jack Brozman
           JACK BROZMAN
           Chairman of the Board of Directors




           Agreed to and accepted this 18th day of July, 1995.



/s/Dennis C. Berglund
Dennis C. Berglund